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EXHIBIT 5.
---------

This exhibit is a fair and accurate English translation of a foreign language document.

                                        /s/ AVI RUIMI
                                        ----------------------------------------
                                        Avi Ruimi


                                                               December 21, 1997

Tabriz Anstalt Limited NV
2140 Antwerpen Borgerhout
Te Boelaerlei 37
Belgium

Messrs. Sigi Rabinowicz and Arie Wolfson
c/o Tefron Ltd.
28 Chida St.
Bnei - Brak 51371
Israel

Dear Sirs,

Whereas on August 27, 1997 we have granted to you an option ("The Option") to purchase from us shares of Tefron Limited ("Tefron") at the terms stated in the Option letter; and

Whereas the consideration for the Option has been determined to be a sum of US $442,000.00 (four hundred forty two thousand US Dollars) payable within 90 (Ninety) days from the date of your consent confirmation (September 10, 1997) namely until December 9, 1997; and

Whereas after the conclusion of The Initial Public Offering it is now known that we still own 1,695,690 (One million six hundred and ninety five thousand six hundred and ninety) shares of Tefron being the subject matter of the Option and that the price to be paid by you in the event you will decide to exercise the Option will be US $17.00 (Seventeen) per share; and

Whereas you have requested that we shall agree to delay the payment date of the Option's consideration and agreed in return that the sum of the consideration will be increased;

Now therefore we hereby confirm that it was been agreed between us as follows:

1. The sum of the Option's consideration is increased to US $460,000.00 (Four hundred and sixty thousand US Dollars).

2.       The said sum is payable until June 12, 1998 (inclusive).

3.       All the other terms of the Option letter remain unchanged.

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         Please confirm by signing the enclosed copy of this letter.


                                                  Yours Sincerely,


                                               Tabriz Anstalt Limited NV


By /s/ PHILIPPE STEURBAUT                         /s/ PHILIPPE DERIJCKERE
  ---------------------------------            ---------------------------------
       Mr. Philippe Steurbaut                       Mr. Philippe Derijckere
             Director                                     Director


We confirm our consent to the above said and irrevocably undertake, jointly and severally, to pay you the sum of US $460,000.00 (Four hundred and sixty thousand US Dollars) until June 12, 1998 (inclusive).


/s/ SIGI RABINOWICZ                            /s/ ARIE WOLFSON
-----------------------------------            ---------------------------------
Mr. Sigi Rabinowitz                            Mr. Arie Wolfson